                                                                 Exhibit (a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated June 25, 1999 and the related
  Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. The Purchaser (as defined below)
    is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the
            Offer will not be made to (nor will tenders be accepted
             from or on behalf of) holders of Shares in such state.
              In those jurisdictions where the securities, blue sky
               or other laws require the Offer to be made by a
                licensed broker or dealer, the Offer is being
                 made on behalf of the Purchaser by Wasserstein
                 Perella & Co., Inc. or one or more registered
                  brokers or dealers licensed under the laws
                              of such jurisdictions.


                     NOTICE OF OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                             HOLOPHANE CORPORATION

                                      AT

                             $38.50 NET PER SHARE

                                      BY

                             NSI ENTERPRISES, INC.

                         A WHOLLY OWNED SUBSIDIARY OF

                       NATIONAL SERVICE INDUSTRIES, INC.


     NSI Enterprises, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of National Service Industries, Inc., a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of Common Stock, $.01 par value per share (the "Shares"), of Holophane Corporation, a Delaware corporation (the "Company"), at a purchase price of $38.50 per Share, net to the seller in cash, less any required withholding taxes and without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 25, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

        ----------------------------------------------------------------------
        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 23, 1999, UNLESS THE OFFER IS EXTENDED
        ----------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) AT LEAST A MAJORITY OF THE SHARES (DETERMINED ON A FULLY DILUTED BASIS) OF THE COMPANY (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, the Purchaser intends to effect the Merger described below. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 20, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and the Delaware General Corporation Law ("DGCL"), the Purchaser will be merged with and into the Company (the "Merger"), and each Share outstanding immediately prior to the effective time of the Merger (other than Shares held in the treasury of the Company and each Share, if any, owned by Parent, the Purchaser or any other direct or indirect subsidiary of Parent, of the Purchaser or of the Company, which shall be cancelled, and other than Shares, if any, held by stockholders who have not voted in favor of or consented to the Merger and who have perfected their appraisal rights in accordance with the DGCL) will be converted into the right to receive $38.50 in cash, less any required withholding taxes and without interest thereon. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

     THE BOARD OF DIRECTORS OF THE COMPANY (I) HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE ADVISABLE AND ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (II) HAS APPROVED THE OFFER AND THE MERGER AND (III) RECOMMENDS THAT ALL HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn, if and when the Purchaser gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase,
(ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser expressly reserves the right to waive the Minimum Condition or any of the other conditions to the Offer described in Section 15 of the Offer to Purchase, to increase the price per Share payable in the Offer and to make any other change in the terms or conditions of the Offer, provided that (i) the Purchaser shall not waive the Minimum Condition without the consent of the Board of Directors of the Company and (ii) without the consent of the Board of Directors of the Company, the Purchaser shall not make any change in the terms or conditions of the Offer which (A) changes the form of consideration to be paid, (B) decreases the price per Share payable in the Offer, (C) reduces the maximum number of Shares to be purchased in the Offer, (D) imposes conditions to the Offer in addition to those set forth in the Merger Agreement, (E) extends the Expiration Date (except as required by law or the applicable rules and regulations of the Commission) or (F) amends any term of the Offer in any manner adverse to holders of Shares; provided that the Purchaser shall have the right, in its sole discretion, to extend the Offer on up to two separate occasions for up to five business days each, notwithstanding the prior satisfaction of conditions set forth in the Merger Agreement, in order to attempt to satisfy the Minimum Condition or to satisfy the requirements of Section 253 of the DGCL. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, July 23, 1999 unless and until the Purchaser, (subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, August 23, 1999. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission note of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered such Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Dealer
Manager or the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.


                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                           New York, New York 10005
                 Banks and Brokers Call Collect (212) 259-5550
                   All Others Call Toll Free (800) 207-3155


                     The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.
                              31 West 52nd Street
                              New York, NY 10019
                          Call Collect (212) 969-2700


June 25, 1999